Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Lucid Diagnostics Inc. on the Amendment No. 1 to the Form S-3 of our report dated March 25, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Lucid Diagnostics Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, appearing in the Annual Report on Form 10-K of Lucid Diagnostics Inc. for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

July 12, 2024